Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Corporation’s China.com Subsidiary Expects to Realize

Significant Gains from Private Equity Fund Investment

HONG KONG, ATLANTA, April 13, 2011 — CDC Corporation (NASDAQ: CHINA), a leading China-based value-added operator of, and growth investor in, hybrid (SaaS/On-Premise) enterprise software, IT Services, and New Media assets, today announced that its subsidiary, China.com, Inc.’s investment in a Beijing-based private equity fund (the “PE Fund”) has been producing significant returns.

This PE Fund invests in leading China-based enterprises, and approximately 50 percent of the investments are in the sectors of manufacturing, data technology, communication and energy sectors. As of December 31, 2010, the latest audit report of the PE Fund indicates that it has achieved a return multiple of approximately 4 times, and a gross internal rate of return in excess of 70 percent(1).

China.com has committed approximately (USD) $14.0 million in the PE Fund, and has received approximately (USD) $3.0 million in distributions since 2009.

“We are very pleased with the impressive return on our investment,” said Sammy Cheng, CFO and executive director of China.com Inc. “China.com plans to collaborate with certain of the portfolio companies to help optimize their operational efficiencies through our China portal, on-line gaming and webgame business operations in China. We are seeking either to invest in, or co-manage, more China-focused funds. We are also planning to launch similar funds in China. We believe that our investments will help shareholder value through our participation in the robust returns of China’s rapid economical growth, particularly in the high tech and new media sectors.”

More distributions are expected in the coming year given almost 50 percent of the companies in the fund’s portfolio have recently been successfully listed on the China and Hong Kong stock exchanges and other portfolio companies are considering listing as well. With an expected distribution in 2011, CDC Corporation expects additional cash flow contribution to the group; moreover, the company is planning on pursuing several strategic partnerships with some of the fund’s portfolio companies to further unlock their values.

“The recently issued audited financial statements of the PE Fund indicate that it is been doing very well, achieving an almost four times return on investment since inception in 2007,” added John Stone, Chief Financial Officer of CDC Corporation. “China.com carries the value of this investment at its historical cost basis of $10.0 million. This particular fund has achieved significant returns in the year ended December 31, 2010 since almost half the businesses the fund invested in have been listed in relevant stock exchanges. While past results are not a guarantee of future performance of this or any other PE Fund, we believe that China.com has a reasonable expectation of realizing significant income from this important investment. Since the PE Fund has a maturity date in 2014, we cannot currently determine the final return China.com may receive on this investment.”

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

(1)

The management, operation, policy and conduct of the PE Fund is vested exclusively in its general partners. China.com is a limited partner in the PE Fund and has accounted for it’s investment in the PE Fund at cost less any impairments, because the range of reasonable fair value estimates is so significant that the directors of China.com are of the opinion that their fair value cannot be measured reliably. China.com’s remaining commitment in the PE Fund is approximately (USD)$2.0 million. The timing of any capital contributions is generally on an “as needed” basis. The term of the PE Fund is seven years ending in 2014 unless terminated earlier pursuant to the partnership agreement.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations for any returns or distributions on this private equity investment, expectations regarding the range of reasonable fair value estimates, our expectations with respect to future performance or distributions from the PE Fund, our beliefs and expectations for the future public listing on any portfolio companies in the PE Fund, our expectations or future cash flow from the PE Fund and the amount thereof, if any, our plans to collaborate with PE Fund portfolio companies and the scope and success of any such collaborations, our plans and expectations with respect to future investments, as an investor or manager, in China-based funds, our plans with respect to launching similar funds in China, our expectations regarding our investments and the impact thereof on shareholder value, our expectations that CDC Corporation will receive any distributions or cash from the PE Fund, our expectations regarding the continuation of receiving any future or additional distributions or returns from our majority and minority direct and indirect investments and any amounts thereof, if at all, our beliefs regarding our strategies for providing value, our goals and expectations regarding any potential yields to our shareholders, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010. No assurances can be given that CDC Corporation, or any of its subsidiaries, affiliates, or minority or majority investments or business units, will receive any proceeds, distributions or cash from the PE Fund or any other investment. Future dividends or other distributions, if any, may be paid at reduced rates and amounts than those that may have been previously-provided, or any such dividends or distributions may even be eliminated. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.